Exhibit 16.1

October 24, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Kinder Morgan Canada Limited, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Kinder Morgan Canada Limited dated October 24, 2018. We agree with the statements concerning our Firm contained therein, except we have no basis on which to comment on the fifth paragraph.

Very truly yours,

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants Calgary, Canada